Exhibit 99.1
FOR IMMEDIATE RELEASE
November 7, 2013
THE WALT DISNEY COMPANY REPORTS
FOURTH QUARTER AND FULL YEAR EARNINGS FOR FISCAL 2013
•Revenues for the year increased 7% to a record $45.0 billion.
•EPS for the year increased 8% to a record $3.38 compared to $3.13 in the prior year.
•Net income(1) for the year increased 8% to a record $6.1 billion.
BURBANK, Calif. – The Walt Disney Company today reported earnings for its fourth quarter and fiscal year ended September 28, 2013. Diluted earnings per share (EPS) for the quarter increased 13% to $0.77 from $0.68 in the prior-year quarter. For the year, diluted EPS increased 8% to $3.38 from $3.13 in the prior year. Excluding certain items affecting comparability, EPS for the year increased 10% to $3.39 compared to $3.07 in the prior year. For the quarter, items affecting comparability had no net effect on year-over-year growth.

“We’re extremely pleased with our results for Fiscal 2013, delivering record revenue, net income and earnings per share for the third year in a row,” said Robert A. Iger, Chairman and CEO, The Walt Disney Company.  “It was another great year for the Company, both creatively and financially, and we remain confident that we are well positioned to continue our strong performance and drive long-term shareholder value.”

The following table summarizes the fourth quarter and full year results for fiscal 2013 and 2012 (in millions, except per share amounts):

	Quarter Ended			Year Ended
	Sept. 28, 2013	Sept. 29, 2012	Change	Sept. 28, 2013	Sept. 29, 2012	Change
Revenues	$11,568	$10,782	7%	$45,041	$42,278	7%
Segment operating income(2)	$2,484	$2,339	6%	$10,724	$9,964	8%
Net income(1)	$1,394	$1,244	12%	$6,136	$5,682	8%
Diluted EPS(1)	$0.77	$0.68	13%	$3.38	$3.13	8%
Cash provided by operations	$2,735	$1,535	78%	$9,452	$7,966	19%
Free cash flow(2)	$1,748	$602	>100%	$6,656	$4,182	59%

(1)	Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of noncontrolling interests.

(2)	Aggregate segment operating income and free cash flow are non-GAAP financial measures. See the discussion of non-GAAP financial measures that follows.

SEGMENT RESULTS
The following table summarizes the full year and fourth quarter segment operating results for fiscal 2013 and 2012 (in millions):

	Quarter Ended			Year Ended
	Sept. 28, 2013	Sept. 29, 2012	Change	Sept. 28, 2013	Sept. 29, 2012	Change
Revenues:
Media Networks	$4,946	$4,881	1%	$20,356	$19,436	5%
Parks and Resorts	3,716	3,425	8%	14,087	12,920	9%
Studio Entertainment	1,506	1,402	7%	5,979	5,825	3%
Consumer Products	1,004	883	14%	3,555	3,252	9%
Interactive	396	191	>100%	1,064	845	26%
	$11,568	$10,782	7%	$45,041	$42,278	7%
Segment operating income (loss):
Media Networks	$1,442	$1,571	(8)%	$6,818	$6,619	3%
Parks and Resorts	571	497	15%	2,220	1,902	17%
Studio Entertainment	108	80	35%	661	722	(8)%
Consumer Products	347	267	30%	1,112	937	19%
Interactive	16	(76)	nm	(87)	(216)	60%
	$2,484	$2,339	6%	$10,724	$9,964	8%

Media Networks
Media Networks revenues for the quarter increased 1% to $4.9 billion and segment operating income decreased 8% to $1.4 billion. For the year, revenues increased 5% to $20.4 billion and segment operating income increased 3% to $6.8 billion. The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended			Year Ended
	Sept. 28, 2013	Sept. 29, 2012	Change	Sept. 28, 2013	Sept. 29, 2012	Change
Revenues:
Cable Networks	$3,573	$3,535	1%	$14,453	$13,621	6%
Broadcasting	1,373	1,346	2%	5,903	5,815	2%
	$4,946	$4,881	1%	$20,356	$19,436	5%
Segment operating income:
Cable Networks	$1,284	$1,379	(7)%	$6,047	$5,704	6%
Broadcasting	158	192	(18)%	771	915	(16)%
	$1,442	$1,571	(8)%	$6,818	$6,619	3%

Cable Networks
Results for the Quarter
Operating income at Cable Networks decreased $95 million to $1.3 billion for the quarter. The decrease in operating income was driven by a reduction of $172 million in the recognition of previously deferred ESPN affiliate fee revenues related to annual programming commitments. Absent this impact, operating income would have increased by $77 million driven by affiliate fee contractual rate increases at ESPN and the domestic Disney Channels and higher advertising revenue at ESPN, partially offset by higher programming and production costs. ESPN advertising revenues increased primarily due to an increase in units delivered and higher rates. The increase in programming and production costs was due to the addition of new college football rights, contractual rate increases for NFL, Major League Baseball (MLB) and college football rights and more episodes of original programming at the domestic Disney Channels.
Results for the Year
For the year, operating income at Cable Networks increased $343 million to $6.0 billion due to growth at ESPN, the domestic Disney Channels and A&E Television Networks (AETN). Growth at ESPN was due to increased affiliate and advertising revenues, partially offset by increased programming and production costs. Affiliate revenue improvement at ESPN was due to contractual rate increases and, to a lesser extent, international subscriber growth. ESPN advertising revenue growth was primarily due to an increase in units delivered and higher rates, partially offset by lower ratings. The increase in programming and production costs was due to contractual rate increases for college sports, NFL, MLB and NBA rights, production costs for new X Games events and the addition of new college football rights. Domestic Disney Channels growth was due to higher affiliate revenues from contractual rate increases, partially offset by higher programming costs driven by more episodes of original programming. Higher equity income from AETN reflected advertising and affiliate revenue growth, along with the benefit of the increase in the Company's ownership interest from 42% to 50%.
Broadcasting
Results for the Quarter
Operating income at Broadcasting decreased $34 million to $158 million for the quarter due to higher primetime programming costs, an unfavorable comparison to syndication sales of Castle and Wipeout in the prior year and higher marketing costs for the fall season, partially offset by advertising and affiliate revenue growth. Higher primetime programming costs were driven by an increase in the average cost per hour due to a shift of hours from lower cost reality and primetime news to higher cost original scripted programming. Higher affiliate revenues were due to contractual rate increases and new contractual provisions. Growth in advertising revenue was due to higher units delivered at the ABC Television Network, increased Network rates and growth in online advertising, partially offset by lower primetime ratings and the absence of the Emmys, which was broadcast by ABC in the prior-year quarter.
Results for the Year
For the year, operating income at Broadcasting decreased $144 million to $771 million due to higher primetime programming costs and lower program sales, partially offset by higher affiliate and advertising revenues. Primetime programming costs reflected an increase in the average cost per hour as a result of a shift in hours from lower cost reality and primetime news to higher cost original scripted programming. The decline in program sales reflected higher sales in the prior year for Desperate Housewives, Castle and Grey's Anatomy, partially offset by current year increases for Scandal, Revenge and Once Upon a Time. Affiliate revenues benefited from contractual rate increases and new contractual provisions. Growth in advertising revenues was due to higher units delivered at the ABC Television Network, increased Network rates and growth in online advertising, partially offset by lower primetime ratings.

Parks and Resorts
Parks and Resorts revenues for the quarter increased 8% to $3.7 billion and segment operating income increased 15% to $571 million. For the year, revenues increased 9% to $14.1 billion and segment operating income increased 17% to $2.2 billion.
Results for the Quarter
Results for the quarter reflected growth at our domestic parks and resorts, an increase in vacation club ownership sales and higher royalty revenue from Tokyo Disney Resort, partially offset by a decrease at Disneyland Paris.
Higher operating income at our domestic parks and resorts was primarily due to increased guest spending, attendance and occupied room nights at Walt Disney World Resort and increased guest spending at Disneyland Resort. These increases were partially offset by higher costs at both resorts and lower attendance at Disneyland Resort, which reflected the success in the prior year from the opening of Cars Land at Disney California Adventure. Increased guest spending at our domestic parks was due to higher average ticket prices, food, beverage and merchandise spending and average daily hotel room rates. Higher costs were due to spending on MyMagic+ and labor and other cost inflation.
Lower operating income at Disneyland Paris was due to lower attendance and occupied room nights, partially offset by increased guest spending. Increased guest spending reflected higher average ticket prices, merchandise, food and beverage spending and average daily hotel room rates.
Results for the Year
For the year, operating income growth reflected increases at our domestic parks and resorts, Disney Vacation Club and Hong Kong Disneyland Resort, partially offset by a decrease at Disneyland Paris and higher pre-opening costs at Shanghai Disney Resort.
Operating income growth at our domestic parks and resorts was due to increased guest spending, attendance and occupied room nights, partially offset by higher costs. Increased guest spending was due to higher average ticket prices, food, beverage and merchandise spending and average daily hotel room rates. Cost increases were driven by spending on new guest offerings and labor and other cost inflation. Significant new guest offerings included MyMagic+, the expansions of Disney California Adventure and the Magic Kingdom at Walt Disney World Resort and Disney's Art of Animation Resort. The increase at Disney Vacation Club was primarily driven by sales of The Villas at Disney's Grand Floridian Resort & Spa, which is a higher margin property.
Operating income growth at Hong Kong Disneyland Resort was due to higher guest spending and attendance, partially offset by higher costs driven by resort expansion and labor and other cost inflation. At Disneyland Paris, increased guest spending was more than offset by lower attendance, fewer occupied room nights and labor and other cost inflation. Increased guest spending at our international resorts was due to higher average ticket prices, the opening of the World of Disney store in July 2012 at Disneyland Paris and increased average daily hotel room rates.

Studio Entertainment
Studio Entertainment revenues for the quarter increased 7% to $1.5 billion and segment operating income increased $28 million to $108 million. For the year, revenues increased 3% to $6.0 billion and segment operating income decreased $61 million to $661 million.

Results for the Quarter
The increase in operating income for the quarter was primarily due to improved theatrical results and growth from television/subscription video on demand (TV/SVOD) distribution, partially offset by a decrease in home entertainment and higher film impairments. The increase in theatrical results was primarily due to the strength of Monsters University in the current quarter compared to Brave in the prior-year quarter, partially offset by the performance of The Lone Ranger in the current quarter. The increase in TV/SVOD distribution was driven by the timing of title availabilities and SVOD sales of library titles in the current quarter. Lower home entertainment results reflected decreased unit sales driven by the performance of Iron Man 3 in the current quarter compared to Marvel's The Avengers in the prior-year quarter, partially offset by lower marketing and overhead costs. Higher film impairments were driven by the write-down of The Lone Ranger in the current quarter, partially offset by a development cost write-off in the prior-year quarter.
Results for the Year
For the year, the decrease in operating income was primarily due to a decrease in home entertainment results, partially offset by an increase in SVOD sales of library titles and lower film impairments. Lower home entertainment results were driven by decreased unit sales reflecting the performance of Brave, Iron Man 3, Wreck-It Ralph and Cinderella Diamond Release in the current year compared to Marvel's The Avengers, Cars 2 and The Lion King Diamond Release in the prior year along with lower catalog sales. Lower film impairments were due to the write-down of The Lone Ranger in the current year compared to the write-down of John Carter and higher development cost write-offs in the prior year. Theatrical distribution results were essentially flat year over year as increased revenues were offset by incremental distribution and production cost amortization. A key driver of the revenue and cost increase was the release of two Disney animated features, Wreck-It Ralph and Planes in the current year versus none in the prior year. Other significant titles in release during the year included Iron Man 3, Monsters University and Oz The Great and Powerful compared to Marvel's The Avengers, Brave and The Muppets in the prior year.

Consumer Products
Consumer Products revenues for the quarter increased 14% to $1.0 billion and segment operating income increased 30% to $347 million. For the year, revenues increased 9% to $3.6 billion and segment operating income increased 19% to $1.1 billion.
Results for the Quarter
Higher operating income for the quarter was due to increases at our Merchandise Licensing and Publishing businesses. The increase at Merchandise Licensing was driven by the performance of Planes, Monsters University and Disney Junior merchandise. Merchandise Licensing results also increased due to the inclusion of Lucasfilm. At Publishing, higher operating income for the quarter was primarily due to international sales of books based on Disney Channel properties.
Results for the Year
For the year, the increase in operating income was due to growth at our Merchandise Licensing, Retail and Publishing businesses. The increase at Merchandise Licensing was driven by the performance of Disney Junior, Monsters University, Mickey and Minnie, Iron Man and Planes merchandise, partially offset by lower earned revenue from Cars and Winnie the Pooh merchandise. Merchandise Licensing results also increased due to the inclusion of Lucasfilm.
At our Retail business, higher operating income for the year was due to comparable store sales growth in North America and Japan and higher online sales in North America. At Publishing, higher operating income for the year was due to the strength of Marvel comics.

Interactive
Interactive revenues for the quarter increased by $205 million to $396 million and segment operating results improved from a loss of $76 million to income of $16 million. For the year, revenues increased 26% to $1.1 billion and segment operating results improved by $129 million to a loss of $87 million.
Improved operating results for the quarter and year were due to increases at our console games and Japan mobile businesses. The increase at our console games business was primarily due to the fourth quarter release of Disney Infinity. Japan mobile results benefited from the full year impact of a licensing agreement that started in February 2012, which drove an increase in handset sales and subscribers for the year and quarter. The increases for the quarter were partially offset by a decrease at our social games business due to a favorable acquisition accounting adjustment recognized in the prior-year quarter.

OTHER FINANCIAL INFORMATION

Corporate and Unallocated Shared Expenses
Corporate and unallocated shared expenses increased $24 million to $164 million for the quarter and increased $57 million to $531 million for the year. The increase for the quarter reflects higher charitable contributions, timing of allocations to operating segments and higher labor costs. The increase for the year reflects higher labor costs and charitable contributions.

Net Interest Expense
Net interest expense was as follows (in millions):

	Quarter Ended			Year Ended
	Sept. 28, 2013	Sept. 29, 2012	Change	Sept. 28, 2013	Sept. 29, 2012	Change
Interest expense	$(81)	$(115)	30%	$(349)	$(472)	26%
Interest and investment income	55	24	>100%	114	103	11%
Net interest expense	$(26)	$(91)	71%	$(235)	$(369)	36%
The decrease in interest expense for the quarter and year was due to lower effective interest rates. The increase in interest and investment income for the quarter was due to gains from the sales of investments. The increase in interest and investment income for the year was due to gains from the sale of investments, partially offset by higher write-downs of investments.

Income Taxes
The effective income tax rate was as follows:

	Quarter Ended				Year Ended
	Sept. 28, 2013	Sept. 29, 2012	Change		Sept. 28, 2013	Sept. 29, 2012	Change
Effective Income Tax Rate	30.6%	34.2%	3.6	ppt	31.0%	33.3%	2.3	ppt

The decrease in the effective income tax rate for the quarter was driven by favorable tax adjustments related to pre-tax earnings in prior years and the impact of changes in our full year effective income tax rate relative to our estimate at the end of the third quarter. This impact was slightly favorable in the current quarter, whereas it was unfavorable in the prior-year quarter.
The decrease in the effective income tax rate for the year was primarily due to favorable tax adjustments related to pre-tax earnings in prior years.

Cash Flow
Cash provided by operations and free cash flow were as follows (in millions):

	Year Ended
	Sept. 28, 2013	Sept. 29, 2012	Change
Cash provided by operations	$9,452	$7,966	$1,486
Investments in parks, resorts and other property	(2,796)	(3,784)	988
Free cash flow(1)	$6,656	$4,182	$2,474

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures that follows.
Cash provided by operations for fiscal 2013 increased 19% or $1.5 billion to $9.5 billion as compared to fiscal 2012.  The increase in cash provided by operations was primarily due to higher segment operating results, lower pension contributions and the prior-year payment of interest accrued on Disneyland Paris borrowings, partially offset by the payment related to the Celador litigation in the third quarter of the current year.

Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows (in millions):

	Year Ended
	Sept. 28, 2013	Sept. 29, 2012
Media Networks
Cable Networks	$176	$170
Broadcasting	87	85
Total Media Networks	263	255
Parks and Resorts
Domestic	1,140	2,242
International	970	641
Total Parks and Resorts	2,110	2,883
Studio Entertainment	78	79
Consumer Products	45	69
Interactive	13	27
Corporate	287	471
Total investments in parks, resorts and other property	$2,796	$3,784

Capital expenditures decreased from $3.8 billion to $2.8 billion due to decreases at Parks and Resorts and Corporate. The decrease at Parks and Resorts was primarily due to higher spending in the prior year, which included the final progress payment for the Disney Fantasy cruise ship, the expansion of Disney California Adventure, the construction of Disney's Art of Animation Resort and development of MyMagic +, compared to the current year, which included construction of the Shanghai Disney Resort. The decrease at Corporate reflected higher spending in the prior year for corporate facilities and information technology infrastructure.

Depreciation expense was as follows (in millions):

	Year Ended
	Sept. 28, 2013	Sept. 29, 2012
Media Networks
Cable Networks	$139	$141
Broadcasting	99	100
Total Media Networks	238	241
Parks and Resorts
Domestic	1,041	927
International	327	314
Total Parks and Resorts	1,368	1,241
Studio Entertainment	54	48
Consumer Products	57	55
Interactive	20	17
Corporate	220	182
Total depreciation expense	$1,957	$1,784

Non-GAAP Financial Measures
This earnings release presents EPS excluding the impact of certain items, free cash flow and aggregate segment operating income, all of which are important financial measures for the Company but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of EPS, cash flow or net income as determined in accordance with GAAP. EPS excluding certain items, free cash flow and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.
EPS excluding certain items – The Company uses EPS excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The Company believes that information about EPS exclusive of these impacts is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business.

The following table reconciles reported EPS to EPS excluding certain items:

	Quarter Ended			Year Ended
	Sept. 28, 2013	Sept. 29, 2012	Change	Sept. 28, 2013	Sept. 29, 2012	Change
Diluted EPS as reported	$0.77	$0.68	13%	$3.38	$3.13	8%
Exclude:
Favorable tax adjustments related to pre-tax earnings in prior years	—	—	nm	(0.06)	—	nm
Tax benefit from prior-year foreign earnings indefinitely reinvested outside the United States	(0.02)	—	nm	(0.06)	—	nm
Restructuring and impairment charges(1)	0.03	0.02	50%	0.07	0.03	>100%
Other income/(expense), net(2)	(0.01)	(0.03)	67%	0.03	(0.09)	nm
Hulu Equity Redemption charge(3)	—	—	nm	0.02	—	nm
Diluted EPS excluding certain items(4)	$0.77	$0.68	13%	$3.39	$3.07	10%

(1)
Charges for the current year totaled $214 million and consisted of $186 million of severance and contract and lease termination charges (of which $79 million was recorded in the current quarter) and $28 million of intangible and other asset impairment charges (of which $14 million was recorded in the current quarter). Charges for the prior year totaled $100 million and consisted of $78 million of severance and lease termination charges (of which $35 million was recorded in the fourth quarter of the prior year) and $22 million for intangible and other asset impairment charges (of which $14 million was recorded in the fourth quarter of the prior year).

(2)
The current year includes a charge related to the Celador litigation ($321 million), partially offset by gains on the sale of our 50% interest in ESPN STAR Sports and various businesses ($252 million, of which $23 million was recorded in the current quarter). The prior year includes a non-cash gain recorded in connection with the acquisition of a controlling interest in UTV Software Communications Limited ($184 million) and the recovery of a receivable from Lehman Brothers that was written off in 2008 as a result of the Lehman bankruptcy ($79 million, all of which was recorded in the prior-year quarter), partially offset by a net charge related to the refinancing of Disneyland Paris borrowings ($24 million, all of which was recorded in the prior-year quarter).

(3)	Our share of expense associated with an equity redemption at Hulu LLC ($55 million).

(4)	May not equal the sum of the rows due to rounding.

Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.
Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.
A reconciliation of segment operating income to net income is as follows (in millions):

	Quarter Ended		Year Ended
	Sept. 28, 2013	Sept. 29, 2012	Sept. 28, 2013	Sept. 29, 2012
Segment operating income	$2,484	$2,339	$10,724	$9,964
Corporate and unallocated shared expenses	(164)	(140)	(531)	(474)
Restructuring and impairment charges	(93)	(49)	(214)	(100)
Other income/(expense), net	23	55	(69)	239
Net interest expense	(26)	(91)	(235)	(369)
Hulu Equity Redemption charge	—	—	(55)	—
Income before income taxes	2,224	2,114	9,620	9,260
Income taxes	(681)	(724)	(2,984)	(3,087)
Net income	$1,543	$1,390	$6,636	$6,173
CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, November 7, 2013, at 5:00 PM EST/2:00 PM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through November 14, 2013 at 7:00 PM EST/4:00 PM PST.

FORWARD-LOOKING STATEMENTS
Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences;

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments; and

•	technological developments.
Such developments may affect travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	expenses of providing medical and pension benefits;

•	demand for our products; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 28, 2013 under Item 1A, “Risk Factors,” and subsequent reports.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended		Year Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Revenues	$11,568	$10,782	$45,041	$42,278
Costs and expenses	(9,409)	(8,758)	(35,591)	(33,415)
Restructuring and impairment charges	(93)	(49)	(214)	(100)
Other income/(expense), net	23	55	(69)	239
Net interest expense	(26)	(91)	(235)	(369)
Equity in the income of investees	161	175	688	627
Income before income taxes	2,224	2,114	9,620	9,260
Income taxes	(681)	(724)	(2,984)	(3,087)
Net income	1,543	1,390	6,636	6,173
Less: Net income attributable to noncontrolling interests	(149)	(146)	(500)	(491)
Net income attributable to The Walt Disney Company (Disney)	$1,394	$1,244	$6,136	$5,682

Earnings per share attributable to Disney:
Diluted	$0.77	$0.68	$3.38	$3.13
Basic	$0.78	$0.69	$3.42	$3.17

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,805	1,817	1,813	1,818
Basic	1,786	1,793	1,792	1,794

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in millions, except per share data)

	September 28, 2013	September 29, 2012
ASSETS
Current assets
Cash and cash equivalents	$3,931	$3,387
Receivables	6,967	6,540
Inventories	1,487	1,537
Television costs and advances	634	676
Deferred income taxes	485	765
Other current assets	605	804
Total current assets	14,109	13,709
Film and television costs	4,783	4,541
Investments	2,849	2,723
Parks, resorts and other property
Attractions, buildings and equipment	41,192	38,582
Accumulated depreciation	(22,459)	(20,687)
	18,733	17,895
Projects in progress	2,476	2,453
Land	1,171	1,164
	22,380	21,512
Intangible assets, net	7,370	5,015
Goodwill	27,324	25,110
Other assets	2,426	2,288
Total assets	$81,241	$74,898

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$6,803	$6,393
Current portion of borrowings	1,512	3,614
Unearned royalties and other advances	3,389	2,806
Total current liabilities	11,704	12,813

Borrowings	12,776	10,697
Deferred income taxes	4,050	2,251
Other long-term liabilities	4,561	7,179
Commitments and contingencies
Equity
Preferred stock, $.01 par value Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value Authorized – 4.6 billion shares, Issued – 2.8 billion shares	33,440	31,731
Retained earnings	47,758	42,965
Accumulated other comprehensive loss	(1,187)	(3,266)
	80,011	71,430
Treasury stock, at cost, 1.0 billion shares	(34,582)	(31,671)
Total Disney Shareholders' equity	45,429	39,759
Noncontrolling interests	2,721	2,199
Total equity	48,150	41,958
Total liabilities and equity	$81,241	$74,898

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Year Ended
	September 28, 2013	September 29, 2012
OPERATING ACTIVITIES
Net income	$6,636	$6,173
Depreciation and amortization	2,192	1,987
Gains on dispositions and acquisitions	(252)	(184)
Deferred income taxes	92	472
Equity in the income of investees	(688)	(627)
Cash distributions received from equity investees	694	663
Net change in film and television costs and advances	(49)	(52)
Equity-based compensation	402	408
Other	322	217
Changes in operating assets and liabilities:
Receivables	(374)	(108)
Inventories	51	18
Other assets	(30)	(151)
Accounts payable and other accrued liabilities	367	(608)
Income taxes	89	(242)
Cash provided by operations	9,452	7,966

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(2,796)	(3,784)
Proceeds from dispositions	397	15
Acquisitions	(2,443)	(1,088)
Other	166	98
Cash used in investing activities	(4,676)	(4,759)

FINANCING ACTIVITIES
Commercial paper borrowings, net	(2,050)	467
Borrowings	3,931	3,779
Reduction of borrowings	(1,502)	(3,822)
Dividends	(1,324)	(1,076)
Repurchases of common stock	(4,087)	(3,015)
Proceeds from exercise of stock options	587	1,008
Other	231	(326)
Cash used in financing activities	(4,214)	(2,985)

Impact of exchange rates on cash and cash equivalents	(18)	(20)

Increase in cash and cash equivalents	544	202
Cash and cash equivalents, beginning of year	3,387	3,185
Cash and cash equivalents, end of year	$3,931	$3,387

Contacts:

Zenia Mucha
Corporate Communications
818-560-5300

Lowell Singer
Investor Relations
818-560-6601